Exhibit 99.1

AMMO Inc. Appoints Randy Luth to Board of Directors
SCOTTSDALE, Ariz., November 16, 2017 (GLOBE NEWSWIRE) — AMMO, Inc. (OTC:POWW), a premier technology driven American ammunitions developer, manufacturer, marketer and distributor, today announced it has appointed Randy Luth, a firearm industry veteran, to serve on the Company’s Board of Directors.
Mr. Luth currently serves as the President of LUTH-AR-LLC, the company he founded in 2013 to create innovative products for the AR-15 market. LUTH-AR-LLC produces affordable accessories and components for AR-15 rifles.
Mr. Luth commented, “I am honored to join AMMO’s Board of Directors. I feel that I am a great fit for both the board as well as the company.  I have been fortunate enough to successfully navigate the industry and look to offer any help to AMMO in achieving their goals.”
Previously, Mr. Luth founded DPMS Panther Arms in 1986 and led the company to become one of the leading manufacturers of AR-15/AR-10 firearms and firearm components in the world. Holding 7 patents and numerous industry-leading innovations, DPMS Panther Arms is regarded as one of the pioneers behind the growth and popularity of the AR-15 market.
Fred W. Wagenhals, Chief Executive Officer of AMMO, commented, “We are pleased to welcome Randy to our Board of Directors. As a front-runner in the firearm industry, his expertise and deep industry knowledge will be extremely valuable to the Company and our shareholders.”
Mr. Luth has traveled the world promoting hunting with AR-15 style rifles and regularly competes in and sponsors shooting competitions. He has also been involved in the conservation of game animals.

About AMMO, Inc.
With its corporate offices headquartered in Scottsdale, Arizona, and a manufacturing facility in Payson, Arizona, AMMO, Inc. (the “Company and/or AMMO”) designs and manufactures products for a variety of aptitudes, including law enforcement, military, hunting, sport shooting and self-defense (see www.ammo-inc.com). The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions, including the Jesse James line of munitions and accessories; SHIELD Series munitions for Law Enforcement, /stelTH/ subsonic munitions, and OPS (One Precise Shot) a tactical line munitions for self-defense.
Forward Looking Statements
This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all of the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.
Investor/Media Contact:
James Palczynski, Partner
ICR, Inc.
Phone: (203) 682-8229
jp@icrinc.com